UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2005

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 W. Germantown Pike Norristown, PA	19401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 239-8850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Employment Agreement with Cornelius H. Lansing II

On May 20, 2005, we entered into an Amended and Restated Employment Agreement with Cornelius H. Lansing II (the “Amended Agreement”), which modifies the terms of the Employment Agreement with Mr. Lansing, dated April 21, 2004.

Under the Amended Agreement, effective May 18, 2005, Mr. Lansing ceased to serve as our Chief Financial Officer and Executive Vice President, Commercial Logistics. Mr. Lansing will continue as a full-time employee until June 10, 2005 in order to ensure a smooth transition with our newly appointed Chief Financial Officer, James E. Fickenscher. We will employ Mr. Lansing on a part-time basis from June 10, 2005 until June 10, 2007, and he will provide us with financial analysis services for no more than 600 hours per year.

We will continue to pay to Mr. Lansing his current annual base salary of $212,160 until June 10, 2005. For the financial analysis services, we will pay Mr. Lansing $100,000 per year for two years, in equal monthly installments. The stock options previously granted to Mr. Lansing will continue to vest through June 10, 2005, and, similarly, the restrictions related to restricted stock previously granted to Mr. Lansing will continue to lapse through June 10, 2005. We will provide Mr. Lansing with the medical, dental and prescription drug coverage benefits through June 10, 2006.

Either party to this Amended Agreement can terminate it upon 30 days’ prior written notice to the other. Upon termination of this Amended Agreement, we will pay to Mr. Lansing any amounts still owing to Mr. Lansing as if the Amended Agreement were terminated on June 10, 2007.

The foregoing is a summary description of certain terms of the Amended Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Amended Agreement attached as Exhibit 10 to this Report and incorporated herein by reference. All readers are encouraged to read the entire text of the Amended Agreement attached hereto.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10	Amended and Restated Employment Agreement, dated May 20, 2005, between Cornelius H. Lansing II and the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: May 26, 2005	By:	/s/ Gerri A. Henwood
Gerri A. Henwood
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10	Amended and Restated Employment Agreement, dated May 20, 2005, between Cornelius H. Lansing II and the Registrant